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E-Filed

Colorado Secretary of State
Date and Time: 02/04/2019 10:48 AM
ID Number: 20051453082

Document number: 20191108723
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20051453082
(Colorado Secretary of State ID number)

Entity name The Pocket Shot Company.

2. The new entity name (if applicable) is Pure Harvest Cannabis Group, Inc..

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Hart	William	T	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1624 Washington st.
(Street name and number or Post Office Box information)

Denver	CO	80203
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMENDMENT TO ARTICLES OF INCORPORATION

Article 1 is amended to read as follows:

The name of the Corporation is **Pure Harvest Cannabis Group, Inc**.

Article 12 is amended by adding the following:

Any action may be taken by the shareholders without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

Article 12 is amended by adding the following:

One third of the Corporation's shares entitled to vote will represent a quorum at any meeting of the Company's shareholders.